EXHIBIT 99.3




                       [LOGO OF AMERICAN EXPRESS COMPANY]


                                      2004
                                  FIRST QUARTER
                               EARNINGS SUPPLEMENT




THE ENCLOSED SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE TEXT AND STATISTICAL TABLES INCLUDED IN AMERICAN EXPRESS COMPANY'S (THE "COMPANY" OR "AXP") FIRST QUARTER 2004 EARNINGS RELEASE.



--------------------------------------------------------------------------------
THIS SUMMARY CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES AND SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.
IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S FINANCIAL AND OTHER GOALS, ARE SET FORTH ON PAGE 16 HEREIN AND IN THE COMPANY'S 2003 10-K ANNUAL REPORT, AND OTHER REPORTS, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.
--------------------------------------------------------------------------------

                            AMERICAN EXPRESS COMPANY
                               FIRST QUARTER 2004
                                   HIGHLIGHTS


o First quarter diluted EPS, before the accounting change, of $0.66 increased 25% versus $0.53 last year. First quarter diluted EPS on a net income basis of $0.61 increased 15%. GAAP revenues rose 15%. For the trailing 12 months, ROE was 21%.
     -    1Q '04 included:
          -- The adoption of the American Institute of Certified Public Accountants Statement of Position 03-1 (SOP 03-1) resulting in a below-the-line non-cash charge at AEFA of $71MM after-tax, or $0.05 per diluted share;
          -- A DAC valuation benefit at AEFA of $66MM ($43MM after-tax) reflecting the lengthening of amortization periods for certain insurance and annuity products in conjunction with the adoption of SOP 03-1;
          -- A $49MM ($32MM after-tax) charge at AEFA related to management's decision to further improve the investment portfolio's risk profile through the early liquidation of a secured loan trust managed by AEFA;
          -- A $31MM ($20MM after-tax) reduction in securitization income for TRS' lending securitizations' I/O strip reflecting changes in I/O assumption factors, principally higher paydown rates on consumer loans; and -- $11MM ($8MM after-tax) of costs at AEB reflecting the decision to further rationalize certain New York and Asian activities.

o    Compared with the first quarter of 2003:

     - Worldwide billed business increased 21% on continued strong consumer and small business volumes and further improvement in Corporate Services spending growth. A comparatively weaker U.S. dollar benefited the reported growth rate by 4%;
          -- Worldwide average spending per basic card in force increased 16% versus last year (up 13% adjusted for foreign exchange translation);
     - TRS' worldwide lending balances on an owned basis of $24.5B increased 11%, while on a managed basis, worldwide lending balances of $44.8B were up 12% (see discussion of "managed basis" on page 6);
     - Card credit quality continued to be well controlled and reserve coverage ratios remained strong;

     - Worldwide cards in force of 61.6MM increased 7%, up 4.0MM from last year and 1.1MM during 1Q `04; and,

     - AEFA assets owned, managed and administered of $378B were up 66% vs. last year reflecting the benefit of $85B of Threadneedle owned and managed assets acquired effective 9/30/03, market appreciation and asset inflows. Excluding the Threadneedle assets acquired at 9/30/03, AEFA assets owned, managed and administered rose 29%.

o    Additional items of note included:

     - Marketing, promotion, rewards and cardmember services costs increased 35% versus 1Q '03 as a result of the continuation of proactive business building activities, higher charge volumes and greater rewards program participation and penetration. Improved metric performance during the quarter reflected the benefits of the increased spending over the last two years. Growth in marketing, promotion, rewards and cardmember services expenses is now expected to continue at relatively high levels throughout 2004, in part, related to our assessment of competitive opportunities in the card market.
     - Lower funding costs continued to provide benefits, although to a lesser extent than last year's benefits.
     - The Company's reengineering initiatives are on track to deliver $1B of additional benefits this year, including significant carry-over benefits from certain initiatives begun in prior periods. During the first quarter, reengineering initiatives continued to provide substantial year-over-year expense comparison benefits. In addition, revenue-related reengineering activities are driving a growing proportion of the total benefits, and represented over 30% of the benefits delivered in 1Q `04.
          -- Compared with last year, the total employee count of 78,500 rose 4% due to the 3Q '03 and 4Q `03 addition of 3,700 Threadneedle and Rosenbluth employees, and was flat versus last quarter. Excluding these acquisitions, the number of total employees was down 1% versus last year despite substantial volume increases; compared with 12/31/01, the total employee count was down 9,400, or 11%.
     - As previously disclosed, the Company decided to expense stock options beginning in 1Q '03 and use restricted stock awards in place of stock options for middle management. As a result, the 1Q '04 impacts of incremental annual option grant expense, increased levels of restricted stock awards and other related compensation changes contributed to the increase in human resources expense.
     - In April, as part of the Company's ongoing funding activities, American Express Credit Corporation (Credco), American Express Centurion Bank, American Express Bank, FSB and the Parent Company renewed their committed credit line facilities. Total available credit lines are $10.75B, including $2.1B allocated to the Parent Company and $8.0B allocated to Credco. Credco has the right to borrow up to a maximum amount of $10.1B, with a commensurate reduction in the amount available to the Parent Company. The remainder of the credit lines is allocated to American Express Centurion Bank and American Express Bank, FSB. These facilities expire in increments from 2005 through 2009.

                            AMERICAN EXPRESS COMPANY
                               FIRST QUARTER 2004
                               HIGHLIGHTS (Cont'd)

o During the quarter, American Express continued to invest in growth opportunities through expanded products and services.
     -    At TRS, we:

          -- Announced an agreement with MBNA to become the first major bank in the United States to issue American Express branded credit cards;

          -- Signed an agreement with Industrial & Commercial Bank of China to issue the first American Express branded credit cards in China, denominated in both local Chinese currency and U.S. dollars;

          --   Signed an agreement  with  CorpBanca  in Chile to issue  American
               Express-branded   Gold  charge   cards  and  Gold  credit   cards
               denominated in Chilean pesos and U.S. dollars;

          -- Signed an agreement with HSBC Bank International Limited to deliver HSBC-branded American Express International Currency Gold and Platinum charge cards in both U.S. dollars and Euro to HSBC's offshore banking customers;

          -- Announced a partnership with Westpac Banking in Australia to issue the co-branded Altitude American Express Credit Card, a companion card to qualified Westpac Altitude cardholders;

          -- Introduced Generation, a new supplementary credit card aimed at the youth market in Ecuador through Banco de Guayaquil;

          -- Launched two new SN Brussels Airlines American Express charge cards from SN Brussels Airlines and Alpha card (a Belgian joint venture company between American Express and Fortis Bank), combining the features of the American Express card with the benefits of SN Brussels Airlines' frequent flyer program, "Privilege";

          --   Launched the Centurion Card in Australia;

          --   Launched a new American Express Credit Card in Thailand;

          -- Launched three co-branded American Express AeroplanPlus charge cards in Canada, designed to help consumers earn Aeroplan Miles more rapidly;

          -- Partnered with travel management company TQ3 to offer American Express corporate and business cards to TQ3's clients, the first formal distribution deal with another travel management company; and

          -- Launched the Membership Rewards Direct Ticket in New Zealand, dramatically lowering the amount of money cardmembers need to spend in order to earn free travel.

     -    At AEFA, we:

          -- Launched eight new mutual fund products: six AXP(R) Portfolio Builder Series mutual funds -- a collection of strategic asset allocation funds of mutual funds that address multiple investment needs, a real estate mutual fund, and an inflation protected securities mutual fund -- that offer broad diversification by accessing multiple portfolio managers, investment styles and asset classes of the underlying funds;

          -- Announced the creation of a global fund of hedge funds platform through the integration of American Express Bank's and American Express Financial Corporation's fund of hedge fund businesses, resulting in a combined entity with total assets under management of approximately $1 billion; and

     -    At AEB, we:

          --   Signed  a  strategic   alliance  deal  in  Taiwan  with  Shanghai
               Commercial & Savings Bank Ltd. to distribute product and service offerings of AEB, Threadneedle, and AEFA.

o ACCOUNTING CHANGE: In July 2003, the American Institute of Certified Public Accountants issued SOP 03-1, "Accounting and Reporting by Insurance
     Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", with an effective date of January 1, 2004. SOP 03-1 requires insurance enterprises to establish additional liabilities for benefits that may become payable under variable annuity death benefit guarantees or other insurance or annuity contract provisions. Previously, these costs were expensed when incurred.

     The impact of applying SOP 03-1 at AEFA was a non-cash charge of $109MM, which resulted in a reduction of 1Q `04 net income of $71MM, or $0.05 per diluted share.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                                  CONSOLIDATED
(Preliminary)
                         Condensed Statements of Income
                             (Unaudited, GAAP basis)

                                                                         Quarters Ended          Percentage
(millions)                                                                  March 31,             Inc/(Dec)
                                                                      -------------------        ----------
                                                                      2004          2003
                                                                      ----          ----
Revenues:
     Discount revenue                                               $2,368        $1,976             20%
     Management and distribution fees                                  779           520             50
    Net investment income                                              741           767            (3)
     Cardmember lending net finance charge revenue                     541           552            (2)
    Net card fees                                                      472           451              5
     Travel commissions and fees                                       417           340             23
     Other commissions and fees                                        529           477             11
     Insurance and annuity revenues                                    364           314             16
     Securitization income, net                                        230           211              9
     Other                                                             469           415             13
                                                                      ----          ----            ---
          Total revenues                                             6,910         6,023             15
                                                                     -----         -----
Expenses:
     Human resources                                                 1,779         1,490             19
     Provision for losses and benefits                               1,022         1,110            (8)
     Marketing, promotion, rewards and cardmember services           1,047           775             35
     Interest                                                          203           230           (12)
    Other operating expenses                                         1,611         1,422             13
                                                                     -----         -----
          Total expenses                                             5,662         5,027             13
                                                                     -----         -----
Pre-tax income before accounting change                              1,248           996             25
Income tax provision                                                   383           304             26
                                                                     -----         -----
Income before accounting change                                        865           692             25
Cumulative effect of accounting change, net of tax                    (71)             -              -
                                                                     -----          ----
Net income                                                            $794          $692             15
                                                                      ====          ====

EPS:
Income before accounting change - Basic                              $0.68         $0.53             28
                                                                     =====         =====
Net Income - Basic                                                   $0.62         $0.53             17
                                                                     =====         =====

Income before accounting change - Diluted                            $0.66         $0.53             25
                                                                     =====         =====
Net Income - Diluted                                                 $0.61         $0.53             15
                                                                     =====         =====

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

o    Income before accounting change increased 25%. Net income increased 15%.

o CONSOLIDATED REVENUES: Revenues increased 15% due to greater discount revenues, higher management and distribution fees, greater travel and commission fees, larger insurance and annuity revenues, higher net card fees, higher net securitization income and greater other revenue. The Threadneedle and Rosenbluth acquisitions contributed approximately 2% to the revenue growth rate; the effect on net income was not material. Consolidated revenue growth versus last year reflected 13% growth at TRS, 22% growth at AEFA, and 7% growth at AEB. Translation of foreign currency revenues contributed approximately 3% of the 15% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 13%, reflecting higher marketing, promotion, rewards and cardmember services expense, greater human resources costs and increased other operating expenses. These increases were partially offset by lower funding costs, lower provisions for losses and the benefits of reengineering activities and expense control initiatives. Consolidated expenses reflected increases versus last year of 12% at TRS and 14% at AEFA, and a 3% decline at AEB. Translation of foreign currency expenses contributed approximately 3% of the 13% expense growth rate.

o The pre-tax margin was 18.1% in 1Q '04 versus 15.4% in 4Q '03 and 16.5% in 1Q '03.

o    The effective tax rate was 31% in 1Q '04 versus 29% in 4Q '03 and 31% in 1Q
     '03.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                              CONSOLIDATED (Cont'd)

o Share Repurchases: During 1Q '04, 20MM shares were repurchased. Since the inception of repurchase programs in September 1994, 446MM shares have been acquired under cumulative Board authorizations to repurchase up to 570MM shares, including purchases made under agreements with third parties.


                                                                                         Millions of Shares
                                                                           ------------------------------------------------
     -    Average shares:                                                     1Q `04             4Q `03             1Q `03
          ---------------                                                     ------             ------             ------
           Basic                                                               1,277              1,277              1,297
                                                                              ======             ======             ======
           Diluted                                                             1,305              1,299              1,305
                                                                              ======             ======             =====

     -    Actual shares:
           Shares outstanding - beginning of period                            1,284              1,285              1,305
           Repurchase of common shares                                                                                 (7)
                                                                                 (20)                (3)
           Prepayments - 3rd party share purchase agreements                       -                  -                (6)
           Net settlements - 3rd party share purchase agreements                   -                  -                 1
           Employee benefit plans, compensation and other                                                               5
                                                                               -----             ------              -----
                                                                                  17*                 2
                                                                              ------             ------              -----
           Shares outstanding - end of period                                  1,281              1,284              1,298
                                                                              ======             ======              =====

          * Includes 13MM net shares issued through employee stock option exercises.

o SUPPLEMENTAL INFORMATION - MANAGED NET REVENUES: The following supplemental revenue information is presented on the basis used by management to evaluate operations. It differs in two respects from the GAAP basis revenues, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP). First, revenues are presented as if there had been no asset securitizations at TRS. This format is generally termed on a "managed basis", as further discussed in the TRS section of this Earnings Supplement. Second, revenues are considered net of AEFA's provisions for losses and benefits for annuities, insurance and investment certificate products, which are essentially spread businesses, as further discussed in the AEFA section of this Earnings Supplement. A reconciliation of consolidated revenues from a GAAP to a net managed basis is as follows:


    (millions)                                                       Percentage
                                         1Q `04          1Q `03       Inc/(Dec)
                                        --------        --------      ----------
     GAAP revenues                      $ 6,910         $ 6,023         15%
       Effect of TRS securitizations        279             264
       Effect of AEFA provisions           (501)           (506)
                                        --------        --------
     Managed net revenues               $ 6,688         $ 5,781         16%
                                        ========        ========

     - Consolidated net revenues on a managed basis increased 16% versus last year due to greater discount revenues, increased management and distribution fees, higher travel commissions and fees, larger insurance and annuity revenues, higher net card fees, greater cardmember loan balances and increased other revenues.


                               CORPORATE AND OTHER

o The net expense was $58MM in 1Q '04 compared with $54MM in 4Q '03 and $44MM in 1Q '03. The increase versus last year reflects higher interest expense related to additional corporate debt issuances during the second half of 2003.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                             TRAVEL RELATED SERVICES
(Preliminary)
                              STATEMENTS OF INCOME
                             (UNAUDITED, GAAP BASIS)


                                                                       Quarters Ended               Percentage
(millions)                                                                March 31,                  Inc/(Dec)
                                                                   -------------------------       ------------
                                                                     2004            2003
                                                                     ----            ----
Net revenues:
     Discount revenue                                              $2,368          $1,976               20%
     Net card fees                                                    472             451                5
     Lending:
       Finance charge revenue                                         668             681              (2)
       Interest expense                                               127             129              (2)
                                                                    -----            ----
         Net finance charge revenue                                   541             552              (2)
     Travel commissions and fees                                      417             340               23
     Other commissions and fees                                       510             464               10
     TC investment income                                              93              92                1
     Securitization income, net                                       230             211                9
     Other revenues                                                   419             400                5
                                                                     ----           -----
         Total net revenues                                         5,050           4,486               13
                                                                    -----           -----
Expenses:
     Marketing, promotion, rewards and cardmember services          1,023             761               35
     Provision for losses and claims:
       Charge card                                                    198             208              (5)
       Lending                                                        287             331             (13)
       Other                                                           29              31              (2)
                                                                    -----           -----
         Total                                                        514             570             (10)
                                                                    -----           -----
     Charge card interest expense                                     168             209             (19)
     Human resources                                                1,065             916               16
     Other operating expenses                                       1,307           1,172               11
                                                                    -----           -----
         Total expenses                                             4,077           3,628               12
                                                                    -----           -----
Pre-tax income                                                        973             858               13
Income tax provision                                                  308             274               13
                                                                    -----           -----
Net income                                                           $665            $584               14
                                                                    =====           =====

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

o    Net income increased 14%.
     - The Rosenbluth acquisition, which was completed in October, had a minimal impact on net revenues and net income.

o The pre-tax margin was 19.3% in 1Q `04 versus 17.0% in 4Q `03 and 19.1% in 1Q '03.

o    The effective tax rate was 32% in 1Q '04 versus 31% in 4Q '03 and 32% in 1Q
     '03.

o IMPACT OF SECURITIZATIONS: During 1Q '04 and 1Q '03, TRS recognized pre-tax gains of $39MM ($25MM after-tax) and $43MM ($28MM after-tax), respectively, related to the securitization of $0.8B and $0.9B, respectively, of U.S. lending receivables, and additionally in 1Q '04, a $31MM ($20MM after-tax) reduction in securitization income. This reduction relates to changes in I/O assumption factors, principally higher paydown rates on consumer loans. Including the reduction, the net pretax securitization activity in 1Q '04 was $8MM ($5MM after-tax). The average balance of cardmember lending
     securitizations   was  $19.6B  in  1Q  '04  versus  $17.4B  in  1Q  '03.
     -    SECURITIZATION INCOME, NET increased 9%.
          -- Securitization income, net represents revenue related to the Company's securitized loan receivables, which includes gains on securitizations, net finance charge revenue on retained interests in securitized loans and servicing income net of related discounts.
     - NET FINANCE CHARGE REVENUE decreased 2%, reflecting a lower yield, offset by an increase in the average balance of the owned lending portfolio for the period.
     - OTHER REVENUES increased 5% as a result of higher insurance premiums, greater merchant-related revenues, and higher publishing revenue, partially offset by lower interest income on investment and liquidity pools held within card funding vehicles and lower ATM revenues.
     - THE LENDING PROVISION declined 13% reflecting strong credit quality in the lending portfolio.
     - The above GAAP basis items relating to net finance charge revenue, other revenues, and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the First Quarter 2004 Earnings Release on the TRS Selected Statistical Information pages.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a "managed" basis. The managed basis presentation assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected as if they were in the Company's balance sheet and income statement, respectively.

The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways for the Company to fund Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

Management views the gains from securitizations as discretionary benefits to be used for card acquisition expenses, which are reflected in both marketing, promotion, rewards and cardmember services and other operating expenses. Consequently, the managed basis presentation assumes that during 1Q '04 and 1Q `03 the net lending securitization activity was offset by higher marketing, promotion, rewards and cardmember services expenses of $4MM and $26MM, respectively, and other operating expense of $4MM and $17MM, respectively. Accordingly, the incremental expenses, as well as the net gains, have been eliminated.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.

                                                                                        Effect of Securitizations (unaudited)
                                                                             -------------------------------------------------------
 (preliminary, millions)
                                             GAAP Basis (unaudited)           Securitization Effect          Managed Basis
-------------------------------------------------------------------------    -------------------------------------------------------
                                                              Percentage                                                  Percentage
Quarters Ended March 31,                  2004       2003      Inc/(Dec)         2004      2003         2004      2003     Inc/(Dec)
                                        ---------------------------------    -------------------------------------------------------
Net revenues:
  Discount revenue                      $2,368     $1,976         20%
  Net card fees                            472        451          5
  Lending:
    Finance charge revenue                 668        681         (2)            $539      $489       $1,207    $1,170          3%
    Interest expense                       127        129         (2)              83        64          210       193          9

-------------------------------------------------------------------------    -------------------------------------------------------
      Net finance charge revenue           541        552         (2)             456       425          997       977          2
  Travel commissions and fees              417        340         23
  Other commissions and fees               510        464         10               53        50          563       514         10
  TC investment income                      93         92          1
  Securitization income, net               230        211          9             (230)     (211)            -         -          -
  Other revenues                           419        400          5
-------------------------------------------------------------------------    -------------------------------------------------------
        Total net revenues               5,050      4,486         13              279       264        5,329     4,750         12
-------------------------------------------------------------------------    -------------------------------------------------------
Expenses:
  Marketing, promotion, rewards
    and cardmember services              1,023        761         35               (4)      (26)       1,019       735         39
  Provision for losses and claims:
    Charge card                            198        208         (5)
    Lending                                287        331        (13)             287       307          574       638        (10)
    Other                                   29         31         (2)
-------------------------------------------------------------------------    -------------------------------------------------------
      Total                                514        570        (10)             287       307          801       877         (9)
  Charge card interest expense             168        209        (19)
  Human resources                        1,065        916         16
  Other operating expenses                1,307     1,172         11              (4)      (17)        1,303     1,155         13
-------------------------------------------------------------------------    -------------------------------------------------------
        Total expenses                   4,077      3,628         12             $279      $264       $4,356    $3,892         12
-------------------------------------------------------------------------    -------------------------------------------------------
Pre-tax income                             973        858         13
Income tax provision                       308        274         13
-------------------------------------------------------------------------
Net income                                $665       $584         14
-------------------------------------------------------------------------

The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 12% from higher Cardmember spending, greater travel and other commissions and fees, larger lending balances and increased cards in force.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o The 12% higher managed basis expenses reflect substantially higher marketing, promotion, rewards and cardmember services costs, greater human resources expenses and increased other operating expenses, partially offset by lower interest costs, reduced provisions for losses and cost control initiatives.

o DISCOUNT REVENUE: A 21% increase in billed business, partially offset by a lower discount rate, yielded a 20% increase in discount revenue.
     - The average discount rate was 2.59% in 1Q `04 versus 2.56% in 4Q `03 and 2.60% in 1Q `03. The decrease versus last year primarily reflects the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc.). The increase versus 4Q '03 reflects the relatively higher proportion of 1Q '04 travel-related merchant activity.
          -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume related pricing discounts and selective repricing initiatives will probably continue to result in some average rate erosion over time.

                                                                 Quarters Ended               Percentage
                                                                   March 31,                   Inc/(Dec)
                                                       ---------------------------------     --------------
                                                            2004            2003
                                                            ----            ----
     Card billed business (billions):
           United States                                   $70.1           $58.9                   19%
           Outside the United States                        25.3            19.9                   27
                                                           -----            ----
           Total                                           $95.4           $78.8                   21
                                                           =====           =====

     Cards in force (millions):

           United States                                    37.0            35.2  (b)               5
           Outside the United States                        24.6            22.4                   10
                                                            ----            ----
           Total                                            61.6            57.6  (b)               7
                                                            ====            ====


     Basic cards in force (millions):
           United States                                    28.1            27.1                    4
           Outside the United States                        20.4            18.5                   10
                                                            ----            ----
           Total                                            48.5            45.6                    6
                                                            ====            ====

     Spending per basic card in force (dollars): (a)
           United States                                  $2,509          $2,177                   15
           Outside the United States                      $1,578          $1,308                   21
           Total                                          $2,202          $1,894                   16

     (a)  Proprietary  card  activity  only.
     (b) Prior year amounts have been reduced reflecting a 4Q '03 correction of the number of supplemental cards-in-force.

     - BILLED BUSINESS: The 21% increase in worldwide billed business resulted from a 16% increase in spending per basic cardmember and 7% growth in cards in force.
          -- U.S. billed business was up 19% reflecting growth of 20% within the consumer card business and a 22% increase in small business and 15% improvement in Corporate Services volume.
               -    Spending per basic card in force increased 15%.
          --   Excluding the impact of foreign exchange translation:
               - Worldwide billed business and spending per proprietary basic card in force increased 17% and 13%, respectively.
               - Total billed business outside the U.S. was up 13% reflecting a growth rate in the high-teens in Latin America, low double-digit improvement in Asia, and high-single digit increases in Europe and in Canada.
               -    Global Network Services volumes grew in excess of 20%.
               - Within our proprietary business, billed business outside the U.S. reflected growth in consumer and small business spending of 12% and a 10% increase in Corporate Services volumes.
               - Spending per proprietary basic card in force outside the U.S. rose 6%.
          -- U.S. non-T&E related volume categories (which represented approximately 64% of 1Q `04 U.S. billed business) grew 22%, while T&E volumes rose 15%, reflecting continued strengthening across all T&E industries.
          -- U.S. airline related volume, which represented approximately 12% of total volumes during the quarter, rose 16%. Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, increased 20% on 15% growth in transaction volume and a 4% increase in the average airline charge.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o    DISCOUNT REVENUE (cont'd):

     - CARDS IN FORCE worldwide rose 7% versus last year on continued strong card acquisitions and an improved average customer retention level.
          --   U.S. cards in force rose 600K during the quarter.
          --   Outside the United States,  500K cards in force were added during the quarter on growth in both proprietary and network partner cards.

o NET CARD FEES: Rose 5% due to higher cards in force. The average annual fee per proprietary card in force was $35 in 1Q '04, 4Q '03 and 1Q '03.

o NET FINANCE CHARGE REVENUE: Rose 2% on 13% growth in average worldwide lending balances.
     - The yield on the worldwide portfolio was 8.7% in 1Q '04 and 4Q '03, and 9.7% in 1Q '03. The decrease versus last year reflects an increase in the proportion of the portfolio on promotional rates, increased paydown rates and improved credit, partially offset by lower funding costs.

o TRAVEL COMMISSIONS AND FEES: Increased 23% on a 30% increase in travel sales reflecting the Rosenbluth acquisition and improvement within the travel environment. Excluding the benefits of the Rosenbluth acquisition, growth in travel commissions and fees and travel sales was 9% and 16%, respectively. The revenue earned per dollar of sales was down versus last quarter and last year (8.7% in 1Q '04, 9.5% in 4Q '03, and 9.3% in 1Q `03), partially due to the higher growth within on-line service transactions.

o TC INVESTMENT INCOME: Increased 1% as higher average investments were partially offset by a lower pre-tax yield. TC sales increased 6% versus last year.

o OTHER COMMISSIONS AND FEES: Increased 10% on greater volume-related foreign exchange conversion fees and higher card fees and assessments.

o OTHER REVENUES: Increased 5% as larger insurance premiums, higher publishing revenues, and greater merchant-related revenues were partially offset by lower interest income on investment and liquidity pools held within card funding vehicles and lower ATM revenues.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 39% on the continuation of proactive brand advertising and card acquisition activities, higher charge volumes and greater rewards program participation and penetration.

o CHARGE CARD INTEREST EXPENSE: Declined 19% due to a lower effective cost of funds, partially offset by higher average receivables balances.

o HUMAN RESOURCES EXPENSE: Increased 16% versus last year due to merit increases, higher employee benefits, greater management incentive and employee profit sharing costs, the Rosenbluth acquisition, which added 2,700 employees in 4Q '03, and the impact of foreign currency translation.
     - The employee count at 3/04 of 66,100 was up 2,300 versus 3/03 and up 400 versus 12/03.

o OTHER OPERATING EXPENSES: Increased 13% reflecting, in part, the Rosenbluth acquisition, the impact of greater business and service volume-related costs, higher equipment-related technology costs, and the impact of foreign currency translation. These increases were partially offset by reengineering initiatives and cost containment efforts.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o    CREDIT QUALITY:

     -    Overall credit quality improved during the quarter.

     - The provision for losses on charge card products decreased 5%, despite higher volume, due to strong credit quality.

     - The lending provision for losses was down 10% vs. last year, despite growth in loans outstanding, due to exceptionally well-controlled credit.

     - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.


     -    WORLDWIDE CHARGE CARD: *

          -- The write-off rate improved versus last quarter and last year, while the past due rate rose slightly in the quarter, consistent with seasonal patterns, but was down versus last year.

                                                             3/04         12/03        3/03
                                                           --------     ---------     -------
               Loss ratio, net of recoveries                 0.26%         0.27%       0.28%
               90 days past due as a % of receivables        2.0%          1.9%        2.4%


          -- Reserve coverage of past due accounts remained strong, despite a small decline in the reserve balance.

                                                             3/04         12/03        3/03
                                                          ---------     ---------     -------
               Reserves (MM)                                 $896          $916        $923
               % of receivables                               3.2%          3.2%        3.8%
               % of 90-day past due accounts                  164%          171%        159%



     -   WORLDWIDE LENDING: **

          --   The write-off  rate  improved  versus last quarter and last year.
               The past due rate was flat in the quarter, but was down versus last year.

                                                             3/04         12/03        3/03
                                                           --------     ---------     -------
               Write-off rate, net of recoveries              4.6%          4.8%        5.6%
               30 days past due as a % of loans               2.7%          2.7%        3.0%


          -- Coverage of past due accounts was maintained at the high end of historical levels.

                                                             3/04          12/03       3/03
                                                           -------      ---------     -------
               Reserves (MM)                               $1,570         $1,541     $1,582
               % of total loans                               3.5%          3.4%        3.9%
               % of 30 day past due account                   128%          127%        130%

          * There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

          ** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the First Quarter 2004 Earnings Release on the TRS Selected Statistical Information pages. Credit trends are generally consistent under both reporting methods.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                       AMERICAN EXPRESS FINANCIAL ADVISORS
(Preliminary)
                              STATEMENTS OF INCOME
                             (UNAUDITED, GAAP BASIS)


(millions)
                                                                Quarters  Ended            Percentage
                                                                    March 31,               Inc/(Dec)
                                                         -----------------------------    -------------
                                                           2004               2003
                                                           ----               ----
Revenues:
     Investment income                                     $556               $558               -%
     Management and distribution fees                       781                522              50
     Other revenues                                         391                331              18
                                                          -----              -----
           Total revenues                                 1,728              1,411              22
                                                          -----              -----
Expenses:
     Provision for losses and benefits:
        Annuities                                           255                273              (6)
        Insurance                                           201                192               5
        Investment certificates                              45                 41               8
                                                            ---                ---
           Total                                            501                506             (1)
                                                            ---                ---
     Human resources                                        603                479              26
     Other operating expenses                               307                248              24
                                                          -----              -----
           Total expenses                                 1,411              1,233              14
                                                          -----              -----
Pre-tax income before accounting change                     317                178              78
Income tax provision                                         89                 45              99
                                                           ----                ---
Income before accounting change                             228                133              71
Cumulative effect of accounting change, net of tax          (71)                 -               -
                                                           ----               ----
Net income                                                 $157               $133              18
                                                           ====               ====

o    Income before accounting change increased 71%. Net income rose 18%.
     -    1Q '04 includes:
          --   The  below-the-line,  non-cash charge of $71MM after-tax from the adoption of SOP 03-1;
          --   A DAC valuation benefit of $66MM ($43MM after-tax) reflecting the lengthening  of  amortization  periods for certain  insurance and annuity products in conjunction with the adoption of SOP 03-1;
          --   A $49MM ($32MM after-tax) charge related to management's decision to improve the investment  portfolio's  risk profile  through the early liquidation of a secured loan trust; and,
          --   Increased regulatory and legal-related costs.
     - The Threadneedle acquisition contributed approximately 7% to revenue growth and made a modest contribution to net income growth.

o    Total revenues increased 22% due to:
     -    Increased management and distribution fees, and
     -    Greater insurance premiums.

o The pre-tax margin was 18.3% in 1Q '04 versus 14.3% in 4Q '03 and 12.6% in 1Q '03.

o    The effective tax rate was 28% in 1Q '04 versus 21% in 4Q '03 and 25% in 1Q
     '03.

o SUPPLEMENTAL INFORMATION - NET REVENUES: In the following table, the Company presents AEFA's aggregate revenues on a basis that is net of provisions for losses and benefits because the Company manages the AEFA business and evaluates its financial performance, where appropriate, in terms of the "spread" on its products. An important part of AEFA's business is margin related, particularly the insurance, annuity and certificate businesses.

     One of the  drivers for the AEFA  business is the return on invested  cash, primarily generated by sales of insurance, annuity and investment certificates, less provisions for losses and benefits on these products. These investments tend to be interest rate sensitive. Thus, GAAP revenues tend to be higher in periods of rising interest rates and lower in times of decreasing interest rates. The same relationship is true of provisions for losses and benefits, only it is more accentuated period-to-period because rates credited to customers' accounts generally reset at shorter intervals than the yield on underlying investments. The Company presents this portion of the AEFA business on a net basis to eliminate potentially less informative comparisons of period-to-period changes in revenue and provisions for losses and benefits in light of the impact of these changes in interest rates.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

                                                               Quarters ended                Percentage
     (millions)                                                   March 31,                   Inc/(Dec)
                                                         --------------------------         -------------
                                                            2004            2003
                                                            ----            ----
     Total GAAP Revenues                                  $1,728          $1,411                22%
     Less: Provision for losses and benefits:
                    Annuities                                255             273
                    Insurance                                201             192
                    Investment certificates                   45              41
                                                          ------          ------
                         Total                               501             506
                                                          ------          ------
     Net Revenues                                         $1,227          $  905                35
                                                          ======          ======

     - Spreads within the annuity and insurance products were up versus last year and down versus last quarter. Certificates spreads were down versus last quarter and last year.

     -    On a net revenue basis,  the pre-tax margin was 25.8% in 1Q '04 versus
          20.9% in 4Q '03 and 19.7% in 1Q '03.

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                             Percentage
     (billions)                                                   March 31,                   Inc/(Dec)
                                                         ---------------------------        -------------
                                                            2004            2003
                                                            ----            ----
     Assets owned (excluding separate accounts)            $58.9           $51.5                14%
     Separate account assets                                32.4            21.3                53
     Assets managed                                        232.7           121.3                92
     Assets administered *                                  54.4            34.0                60
                                                          ------          ------
            Total                                         $378.4          $228.1                66
                                                          ======          ======

     - Effective 9/30/03, the Company completed its acquisition of Threadneedle Asset Management. Consequently, Assets Owned, Separate Account Assets and Assets Managed include $1.0B, $2.6B, and $81.1B, respectively, of Threadneedle assets acquired on 9/30/03. Excluding these, assets owned rose 12%, separate account assets rose 40%, assets managed rose 25% and, in total, assets rose 29%.
     - Upon adoption of FIN 46 at 12/31/03, $0.5B of additional assets from variable interest entities were consolidated. In addition, $3.8B of related assets within structured investments previously reported as Assets Managed for Institutions were excluded due to the consolidation of the related VIE structures.

     * Includes non-branded administered assets. 3/31/03 balance excluded $3.8B of such assets.

o    ASSET QUALITY:
     - Overall, credit quality continued to improve as default rates have declined versus last year.
     - Non-performing assets relative to invested assets (excluding short-term cash positions and including the impact of FIN 46) were 0.07% and were more than 4x covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation and the impact of FIN 46) totaled $2.9B, or 7% of the total investment portfolio at 3/04, compared with 7% at 12/03 and 5% at 3/03 (including the impact of FIN 46, high-yield investments totaled $3.1B, or 7% of the total investment portfolio at 3/04).
     - The SFAS No. 115 related mark-to-market adjustment (including the impact of FIN 46 and reported in assets pre-tax) was appreciation of $1.5B at 3/04, $0.9B at 12/03 and $1.1B at 3/03.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    INVESTMENT INCOME:

     - Investment income was flat versus last year. In 1Q '04, $58MM of investment losses, including the $49MM charge resulting from management's decision to further improve the investment portfolio's risk profile through the early liquidation of a secured loan trust, were partially offset by $20MM of investment gains. Results also benefited from the effect of appreciation this year versus depreciation last year in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities, which was offset in the related provisions. 1Q '03 included $5MM of net investment gains.
     - Average invested assets of $45.1B (including unrealized appreciation/depreciation and the impacts of FIN 46) rose 5% versus $43.1B in 1Q '03, reflecting strong client interest in the underlying fixed rate products over the past two years.
     - The average yield on invested assets (excluding realized and unrealized appreciation/depreciation and including the impacts of FIN
          46) rose to 5.3% versus 5.2% in 1Q '03.

o MANAGEMENT AND DISTRIBUTION FEES: The increase of 50% was due to a 47% increase in management fees and a 53% increase in distribution fees. The management fee increase resulted from higher average assets under management, reflecting the impact of Threadneedle, and improvement in equity market valuations and net asset inflows. Distribution fees increased on greater mutual fund fees, increased brokerage-related activities and higher limited partnership product sales.

     -    Assets Managed:
                                                                      Percentage
          (billions)                              March 31,            Inc/(Dec)
                                               -------------------     ---------
                                               2004          2003
                                               ----          ----
          Assets managed for individuals     $109.3         $79.9         37%
          Assets managed for institutions     123.4          41.4          #
          Separate account assets              32.4          21.3         53
                                              -----          ----        ----
              Total                          $265.1        $142.6         86
                                             ======        ======

          # Denotes variance in excess of 100%.

          -- The increase in managed assets since 3/03 resulted primarily from the Threadneedle acquisition, which added $83.7B in assets effective 9/30/03, as well as market appreciation and foreign currency translation of $39.6B and net inflows of $3.0B. For the twelve months ended 3/04, net inflows due to Threadneedle and within the retail channel were partially offset by institutional outflows, excluding Threadneedle.
                - Flows for the year exclude the impact of the adoption of FIN 46, which resulted in a $3.8B decrease in Assets Managed for Institutions due to the consolidation of the related VIE structures.
          -- The $7.7B increase in managed assets during 1Q `04 reflects market appreciation and foreign currency translation of $6.2B and net inflows of $1.5B, as net inflows at Threadneedle and within the retail channel were partially offset by net outflows in the institutional business, excluding Threadneedle.

o    PRODUCT SALES:
     - Total gross cash sales from all products were up 29% versus 1Q '03. Branded advisor-generated sales increased 32% on a cash basis, and 35% on the internally used "gross dealer concession" basis, a commonly used financial services industry measure of the sales production of the advisor channel.
     - Total mutual fund cash sales increased 44% on strong advisor-related sales growth and the benefits of Threadneedle activities. Proprietary sales improved, reflecting the benefit of the Threadneedle acquisition, while non-proprietary sales increased substantially. A significant portion of non-proprietary sales continued to occur in "wrap" accounts. Within proprietary funds:
          -- Sales of equity funds increased, while bond and money market funds declined.
          -- Redemption rates continued to compare favorably with industry levels.
     - Total annuity cash sales rose 2% as the increase in variable product sales more than offset the decline in fixed annuity sales.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    PRODUCT SALES (cont'd):
     - Total cash sales of insurance products rose 35% reflecting higher property-casualty sales, in part due to sales through Costco, and higher sales of life insurance products.
     - Total certificate cash sales increased 24% due to greater sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB and higher advisor sales levels.
     - Total institutional cash sales more than doubled reflecting the benefit of the Threadneedle activities, and increased pension account contributions, partially offset by lower new pension account sales.
     - Total other cash sales decreased 23% as lower contributions in the 401(k) business were partially offset by higher limited partnership product sales.
     - Advisor product sales generated through financial planning and advice services were 75% of total sales in 1Q '04 and 4Q '03, and 76% in 1Q `03.

o OTHER REVENUES: Were up 18% on strong property-casualty and higher life insurance-related revenues.
     - Financial planning and advice services fees of $33MM increased 5% versus 1Q '03, despite strong underlying plan volume growth, which will impact fee revenues over the next several quarters.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions decreased 6% due to lower crediting rates and lower costs related to guaranteed minimum death and income benefits, partially offset by the effect of appreciation in the S&P 500 on equity indexed annuities this year versus depreciation last year and a higher average inforce level. Insurance provisions increased 5% as higher inforce levels were partially offset by lower life insurance crediting rates. Certificate provisions were up 8% as higher average reserves and the effect on the stock market certificate product of appreciation in the S&P 500 this year versus depreciation last year were partially offset by lower crediting rates.

o HUMAN RESOURCES: Expenses increased 26% reflecting higher field force compensation-related costs, the effects of the Threadneedle acquisition, merit increases and greater employee benefit costs. Within the home office, the average number of employees was down 2%, excluding Threadneedle. These increases were partially offset by a $44MM DAC benefit.*
     - Total Advisor Force: 12,070 at 3/04; up 464 advisors, or 4%, versus 3/03 and down 51 advisors versus 12/03.
          --   The  decrease  in  advisors  versus  12/03  reflects  the  normal seasonal  impact  in the  first  quarter  of  lower  appointments coupled with higher terminations.
          --   Veteran advisor retention rates remain strong.
          --   Total  production  and advisor  productivity  were up versus last year and substantially improved relative to recent quarters as individual investor interest continued to strengthen.
     - The total number of clients increased 3%, client acquisitions rose 4% and accounts per client were up 1%. Client retention was 94%.

o Other Operating Expenses: Increased 24% versus last year reflecting the effect of the Threadneedle acquisition, professional fees related to various industry regulatory matters and greater legal expenses. These were partially offset by a $22MM DAC benefit* and a lower minority interest expense related to premium deposits (the joint venture with AEB).

     * As previously discussed in conjunction with the adoption of SOP 03-1, AEFA extended the time periods over which DAC associated with certain insurance and annuity products are amortized. In adopting SOP 03-1, AEFA established additional liabilities for insurance benefits that may become payable under variable annuity death benefit guarantees or on single pay universal life contracts. In order to establish the proper relationships between these liabilities and DAC associated with the same contracts, AEFA changed its estimates of meaningful life for certain contracts so DAC amortization periods are the same as liability funding periods.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                              AMERICAN EXPRESS BANK
(Preliminary)
                              STATEMENTS OF INCOME
                                   (UNAUDITED)


 (millions)                                                           Quarters Ended                   Percentage
                                                                         March 31,                      Inc/(Dec)
                                                              -------------------------------         ------------
                                                               2004                     2003
                                                               ----                     ----
Net revenues:
    Interest income                                            $134                     $149              (10)%
    Interest expense                                             53                       60              (12)
                                                               ----                     ----               --
       Net interest income                                       81                       89               (8)
    Commissions and fees                                         70                       55               27
    Foreign exchange income & other revenues                     59                       53               11
                                                               ----                     ----
       Total net revenues                                       210                      197                7
                                                               ----                     ----
Expenses:
    Human resources                                              75                       61               24
    Other operating expenses                                     81                       73               11
    Provision for losses                                          6                       34              (82)
                                                               ----                     ----
       Total expenses                                           162                      168               (3)
                                                               ----                     ----
Pre-tax income                                                   48                       29               62
Income tax provision                                             18                       10               76
                                                               ----                     ----
Net income                                                      $30                      $19               55
                                                               ====                     ====

o Net income increased 55% as higher net revenues and a significantly lower provision for losses offset higher human resources and operating expenses.
     - 1Q `04 includes $11MM ($8MM after-tax) of human resources and other operating costs reflecting the decision to further rationalize certain New York and Asian activities.
     - Both revenue and expense growth were impacted by the weak dollar, but there was minimal impact on net income.

o    Net revenues rose 7%.
     - Net interest income decreased 8% due to lower levels of Personal Financial Services (PFS) loans, reflecting the Bank's decision to temporarily curtail loan origination in Hong Kong, partially offset by strong growth in Private Banking loans, in addition to spread improvement and increased volumes in the investment portfolio.
     - Commissions and fees were up 27% due to higher volumes in the Financial Institutions Group (FIG) and Private Banking.
     - Foreign exchange income & other revenues increased 11% due to higher Private Banking client activity, partially offset by lower spread income on premium deposits (the joint venture with AEFA) and lower capital gains.

o Human resources expenses were up 24% reflecting merit increases, higher management incentive costs, and reengineering expenses in New York and Asia.

o Other operating expenses increased 11% primarily due to currency translation losses, previously recorded in Shareholder's Equity, resulting from the Bank's decision to further rationalize certain activities in Asia.

o The provision for losses decreased 82% due to lower PFS loan volumes and an improvement in bankruptcy related write-offs in the consumer lending portfolio in Hong Kong.

o The pre-tax margin was 22.9% in 1Q '04 versus 20.5% in 4Q '03 and 14.7% in 1Q '03.

o    The effective tax rate was 38% in 1Q '04 versus 31% in 4Q '03 and 34% in 1Q
     '03.

o    AEB remained "well-capitalized".

                         3/04      12/03      3/03      Well-Capitalized
                         -----     ------     -----     -----------------
     Tier 1              11.7%      11.4%     10.8%          6.0%
     Total               11.5%      11.3%     11.0%         10.0%
     Leverage Ratio       5.7%       5.5%      5.5%          5.0%


                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2004 OVERVIEW
                         AMERICAN EXPRESS BANK (Cont'd)

o    Exposures

     - AEB's loans outstanding were $6.4B at 3/04 versus $6.5B at 12/03 and $5.7B at 3/03.
          -- During 4Q `03, approximately $100MM of loans previously classified as "Other" were reclassified to the consumer category. These loans represent non-PFS consumer loans that are an ongoing part of the Bank's consumer business. The statistics below conform to the current period presentation.
          -- Activity since 3/03 included a $100MM decrease in corporate banking loans, a $200MM increase in financial institution loans and a $600MM net increase in consumer and Private Banking loans, consisting of an $800MM increase in Private Banking loans and a $200MM decline in PFS and other loans. Activity since 12/03 included a $100MM decrease in financial institution loans, while corporate, consumer and Private Banking loans were all flat.
          -- Consumer and Private Banking loans comprised 70% of total loans at 3/04, 68% at 12/03 and 65% at 3/03; corporate banking loans comprised 2% of total loans at 3/04, 3% at 12/03 and 8% at 3/03; and financial institution loans comprised 28% of total loans at 3/04, 29% at 12/03 and 27% at 3/03.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various contingencies and market placements, which added approximately $7.4B to the credit exposures at 3/04, and $7.6B at 12/03 and 3/03. Of the $7.4B of additional exposures at 3/04, $5.3B were relatively less risky cash and securities related balances.

o    ASSETS MANAGED
     - For the twelve months ended 3/04, growth in Private Banking client holdings of 17%, PFS client holdings of 15% and FIG managed assets of 95% reflected net asset inflows, market appreciation and a positive foreign currency translation impact.
     - During 1Q '04, growth in Private Banking client holdings, PFS client holdings and FIG managed assets reflected net asset inflows and market appreciation, partially offset by a negative foreign currency translation impact.

o    Loans

     - Total non-performing loans* were $69MM at 3/04, compared to $78MM at 12/03 and $106MM at 3/03 as AEB continues to wind down its Corporate Banking business. The decreases reflect loan payments and write-offs, partially offset by net downgrades, mostly in India.

     - Other non-performing assets were $10MM at 3/04 versus $15MM at 12/03 and 3/03.

     - AEB's total credit loss reserves at 3/04 of $113MM compared with $121MM at 12/03 and $155MM at 3/03, and are allocated as follows:


         (millions)                                          3/04        12/03         3/03
                                                             ----        -----         ----
         Loans                                               $106         $113         $145
         Other assets, primarily matured foreign
             exchange and other derivative contracts            6            6            5
         Other credit-related commitments                       1            2            5
                                                            -----         -----        -----
         Total                                               $113         $121         $155
                                                             ====         ====         ====

          -- Loan loss reserve coverage of non-performing loans* was 154% at 3/04, 145% at 12/03 and 136% at 3/03.


     - Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends and the impact of current economic conditions. As of March 31, 2004, management considers the loss reserve to be appropriate.


          * AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations.

               For smaller-balance consumer loans related to the Personal Financial Services business, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written off in full when an impairment is determined or when the loan becomes 120 or 180 days past due, depending on loan type. For this portfolio, 30-day past due rates were 5.5% at 3/04 versus 6.6% at 12/03 and 5.0% at 3/03.

               INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

This supplement includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of reengineering and other cost-control initiatives, as well as factors impacting the company's revenues; the company's ability to cost effectively manage and expand cardmember benefits, including containing the growth of its marketing, promotion, rewards and cardmember services expenses; the company's ability to accurately estimate the provision for the cost of the Membership Rewards program; the Company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the ability of the company to generate sufficient revenues for expanded investment spending and to actually spend such funds to the extent available, and the ability to capitalize on such investments to improve business metrics; credit risk related to consumer debt, business loans, merchant bankruptcies and other credit exposures both in the U.S. and internationally; volatility in the valuation assumptions for the interest only (I/O) strip relating to TRS's lending securitizations; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover Deferred Acquisition Costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; the ability to improve investment performance in AEFA's businesses, including attracting and retaining high-quality personnel; the success, timeliness and financial impact, including costs, cost savings and other benefits including increased revenues, of reengineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the potential negative effect on the company's businesses and infrastructure, including information technology, of terrorist attacks, disasters or other catastrophic events in the future; the impact on the company's businesses resulting from continuing geopolitical uncertainty; the overall level of consumer confidence; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; successfully cross-selling financial, travel, card and other products and services to the company's customer base, both in the United States and internationally; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; fluctuations in foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the costs and integration of acquisitions; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2003, and its other reports filed with the SEC.